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FIRST NATIONAL BANK CORP.
FORM 10-Q (continued)



                                  EXHIBIT (11)
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                              Three Months Ended                Six Months Ended
                                                   June 30,                          June 30,
                                             ---------------------             ---------------------
                                             1994             1993             1994             1993
                                             ----             ----             ----             ----
PRIMARY EARNINGS PER SHARE:                              (in thousands, except per share data)
- - ---------------------------
INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                       $1,371           $1,093           $2,553           $2,112
/  WEIGHTED AVERAGE SHARES                    2,482            2,122            2,475            2,044
- - ----------------------------                -------          -------          -------          -------

PER SHARE                                     $0.55            $0.52            $1.03            $1.03

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                            ----             ----             ----          ($1,183)
/ WEIGHTED AVERAGE SHARES                     2,482            2,122            2,475            2,044
- - ----------------------------                -------          -------          -------          -------
PER SHARE                                     $0.00            $0.00            $0.00           ($0.58)
- - ----------------------------                -------          -------          -------          -------

PRIMARY NET INCOME PER SHARE                  $0.55            $0.52            $1.03            $0.45
                                            =======          =======          =======          =======

FULLY DILUTED EARNINGS PER SHARE:
- - ---------------------------------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                       $1,371           $1,164           $2,553           $2,264
/ WEIGHTED AVERAGE SHARES                     2,495            2,483            2,495            2,440
- - ----------------------------                -------          -------          -------          -------
PER SHARE                                     $0.55            $0.47            $1.02            $0.93

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                            ----             ----             ----          ($1,183)
/ WEIGHTED AVERAGE SHARES                     2,495            2,483            2,495            2,440
- - ----------------------------                -------          -------          -------          -------
PER SHARE                                     $0.00            $0.00            $0.00           ($0.48)
- - ----------------------------                -------          -------          -------          -------
FULLY DILUTED NET INCOME
  PER SHARE                                   $0.55            $0.47            $1.02            $0.45
                                            =======          =======          =======          =======

Notes:
  - Primary and fully diluted shares are adjusted for the potential dilutive effects of equity contracts and stock options, where applicable. The adjustments are made using the "treasury stock" method.

  - Fully diluted earnings per share are adjusted for the potential dilutive effects of convertible debt, where applicable, which includes elimination of any related after-tax interest expense. The adjustments are made using the "if converted" method.

  - Number of shares in each category are adjusted to give effect to the 5% stock dividends in 1994 and 1993, and the 4-for-3 stock split in 1993.





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